SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 25, 2009

Habersham Bancorp
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-13153	58-1563165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 1980
282 Historic Highway 441 North,
Cornelia, GA 30531
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(706) 778-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	Entry Into a Material Definitive Agreement

Habersham Bancorp (the “Company”) has entered into an exchange agreement dated June 25, 2009 pursuant to which Fieldale Farms Corporation (“Fieldale”) has (i) exchanged the 3,000 shares of the Company’s Series A Noncumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) that it purchased on December 31, 2008 for 3,000 shares of the Company’s newly issued Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), and (ii) cancelled all of the parties’ remaining rights and obligations under Fieldale’s December 31, 2008 subscription agreement relating to the Series A Preferred Stock, which were previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2009.  All transactions were consummated on June 25, 2009.  The terms of the Series B Preferred Stock are described in Item 5.03 and Exhibit 4.1 below, and the exchange agreement is attached as Exhibit 10.1 to this report.

In addition, the Company received $1.0 million in additional capital from its June 25, 2009 sale of 500 shares of Series B Preferred Stock to each of Thomas A. Arrendale, III and A&H Real Estate Company, LLC (“A&H”), a limited liability company in which Mr. Arrendale and an officer and director of Fieldale hold equity interests.  The stock purchase agreements relating to these transactions are attached as Exhibits 10.2 and 10.3 to this report.

Thomas A. Arrendale, III is the Company’s Chairman of the Board and a beneficial owner of more than 10% of the Company’s outstanding common stock.  He is also Fieldale’s Chairman of the Board and Director of Sales and Marketing and trustee and a beneficiary of a trust that owns more than 10% of Fieldale’s outstanding common stock.  Mr. Arrendale did not participate in the Board’s consideration or approval of the transactions described above, which were approved by a committee comprised of the Company’s disinterested directors.  Additionally, Mr. Arrendale’s sister, Cyndae Arrendale Bussey, who beneficially owns more than 10% of the Company’s outstanding common stock, is a director of Fieldale and trustee and beneficiary of a separate trust that owns more than 10% of Fieldale’s outstanding common stock.  She is not a director or executive officer of the Company.

Item 3.02.	Unregistered Sales of Equity Securities

On June 25, 2009, the Company issued 3,000 shares of Series B Preferred Stock to Fieldale in exchange for the 3,000 shares of Series A Preferred Stock previously issued to Fieldale for no additional cash consideration and issued 500 shares of Series B Preferred Stock to each of Thomas A. Arrendale, III and A&H for $500,000 in cash, or $1,000 per share, representing an aggregate capital infusion of $1.0 million.  The Company did not pay any underwriting or placement fees or commissions with respect to these transactions, and it relied on the exemption from registration provided by Rule 506 under the Securities Act of 1933, as amended, for the offers and sales of the securities.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 25, 2009, the Company amended its Amended and Restated Articles of Incorporation to authorize 4,000 shares of Series B Preferred Stock.  The Series B Preferred Stock is nonvoting except as required by law; will receive a 6.0% per annum non-cumulative dividend, payable quarterly; has a liquidation preference of $1,000 per share; and may be redeemed by the Company at any time, subject to any required regulatory approvals, at a redemption price equal to 100% of the liquidation preference plus any declared but unpaid dividends.

The Series B Preferred Stock is convertible into common stock at the holder’s option beginning three years after issuance at a conversion price of $4.00 per share, subject to standard anti-dilution provisions and the following limitations on conversion:  (i) the holder will not be entitled to convert the shares to the extent the conversion would result in the holder’s beneficial ownership of more than 4.99% of the shares of common stock that would be outstanding immediately following conversion unless the holder obtains such prior regulatory approval as may be required for its resulting beneficial ownership of the common stock or an opinion of counsel that such approval is not required; and (ii) the holder will not be entitled to convert to the extent it would result in the issuance of more shares than the Company would be allowed to issue upon conversion under Nasdaq Stock Market rules (20% or more of the outstanding shares, calculated as of the original issuance date of the Series B Preferred Stock) unless the Company obtains either prior shareholder approval of the issuance under applicable Nasdaq rules or an opinion of counsel that such approval is not required.

Upon a “reorganization event” in which the Company’s common stock is converted into or exchanged for cash, securities or other property of the Company or a third party (“Consideration”),  the Series B Preferred Stock will convert automatically at the closing of such event into the type and amount of Consideration the holder would receive on an as-converted basis based on the greater of: (i) the number of shares of common stock into which its shares of Series B Preferred Stock would be convertible, or (ii) the number of shares of common stock that, if the Series B Preferred Stock were converted into that number of shares, would result in the fair market value of the Consideration equaling the liquidation preference of the Series B Preferred Stock.

This summary description is qualified in its entirety by the relative rights, preferences and designations of the Series A Preferred Stock that are set forth in the Articles of Amendment to the Articles of Incorporation attached as Exhibit 4.1 to this report.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.

4.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, as filed on June 25, 2009.

10.1	Exchange Agreement dated June 25, 2009 between the Company and Fieldale Farms Corporation.

10.2	Stock Purchase Agreement dated June 25, 2009 between the Company and Thomas A. Arrendale, III.

10.3	Stock Purchase Agreement dated June 25, 2009 between the Company and A&H Real Estate Company, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HABERSHAM BANCORP

Date: June 30, 2009	By:	/s/ David D. Stovall
David D. Stovall
President and Chief Executive Officer